NET LNNX BY-LAWS
                       AMENDMENT NUMBER 1

                        January 26, 1996


     The first sentence of Paragraph 1 of Article IV- Directors is deleted and hereby replaced with the following:

                     ARTICLE IV - DIRECTORS

      1.The business of this corporation shall be managed by its Board of Directors, one in number, who needs not be a resident of this Commonwealth or shareholders in the corporation.












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